______________________________________

AMENDMENT NO. 1

Dated as of November 29, 2007

to

POOLING AND SERVICING AGREEMENT

Dated as of February 1, 2007

among

J.P. MORGAN ACCEPTANCE CORPORATION I,

Depositor,

J.P. MORGAN MORTGAGE ACQUISITION CORP.,

Seller,

DEUTSCHE BANK NATIONAL TRUST COMPANY

Trustee,

and

PENTALPHA SURVEILLANCE LLC

Trust Oversight Manager

J.P. Morgan Mortgage Acquisition Trust 2007-CH1

Asset Backed Pass-Through Certificates, Series 2007-CH1

______________________________________

THIS AMENDMENT NO. 1, dated as of November 29, 2007 (the “Amendment”), to the Pooling and Servicing Agreement (the “Pooling and Servicing Agreement”), dated as of February 1, 2006, among J.P. MORGAN ACCEPTANCE CORPORATION I, a Delaware corporation, as depositor (the “Depositor”), J.P. MORGAN MORTGAGE ACQUISITION CORP., a Delaware corporation, as seller (in such capacity, the “Seller”), JPMORGAN CHASE BANK, NATIONAL ASSOCIATION, a national banking association, as servicer (in such capacity, the “Servicer”), DEUTSCHE BANK NATIONAL TRUST COMPANY, as trustee (in such capacity, the “Trustee”) and PENTALPHA SURVEILLANCE LLC, as trust oversight manager (in such capacity, the “Trust Oversight Manager”).

W I T N E S S E T H

WHEREAS, the Depositor, the Seller, the Servicer, the Trustee and the Trust Oversight Manager entered into the Pooling and Servicing Agreement;

WHEREAS, the parties hereto wish to amend the Pooling and Servicing Agreement as set forth herein and it is the intent of the parties hereto that this Amendment be effective retroactively as of the Closing Date;

WHEREAS, Section 11.01 of the Pooling and Servicing Agreement permits amendments to the Pooling and Servicing Agreement to correct, modify or supplement any provisions herein (including to give effect to the expectations of Certificateholders); provided that such action shall not, as evidenced by a letter from each Rating Agency delivered to the Trustee, confirming the then-current ratings of the Offered Certificates, adversely affect in any material respect the interests of any Certificateholder;

WHEREAS, Section 11.01 of the Pooling and Servicing Agreement provides that the Trustee shall be entitled to receive an Opinion of Counsel to the effect that any such amendment will not result in the imposition of any federal income tax on any REMIC created under the Pooling and Servicing Agreement pursuant to the REMIC Provisions or cause any REMIC to fail to qualify as a REMIC at any time that any Certificates are outstanding;

WHEREAS, the Trustee has received such letters from each Rating Agency and the Trustee have received such Opinion of Counsel;

 NOW, THEREFORE, the parties hereto hereby agree as follows:

SECTION 1.

Defined Terms.

For purposes of this Amendment, unless the context clearly requires otherwise, all capitalized terms which are used but not otherwise defined herein shall have the respective meanings assigned to such terms in the Pooling and Servicing Agreement.

SECTION 2.

Amendments.

(a)

The definition of “Cap Amount” in Section 1.01 of the Pooling and Servicing Agreement is hereby deleted in its entirety.

(b)

The definition of “Principal Remittance Amount” in Section 1.01 of the Pooling and Servicing Agreement is hereby deleted in its entirety and replaced with the following:

 “Principal Remittance Amount”: With respect to any Distribution Date and any Group, as applicable, that portion of the Available Funds equal to the sum of (i) all scheduled payments of principal collected or advanced on the related Mortgage Loans by the Servicer that were due during the related Due Period, (ii) the principal portion of all Principal Prepayments of the related Mortgage Loans, if any, applied by the Servicer during the related Prepayment Period, (iii) the principal portion of all related Net Liquidation Proceeds, Recoveries and Insurance Proceeds received during the calendar month preceding the month of such Distribution Date, (iv) that portion of the Purchase Price representing principal of any purchased or repurchased related Mortgage Loan, deposited to the Collection Account during the calendar month preceding the month of such Distribution Date, (v) the principal portion of the amount of any shortfall deposited in the Collection Account in connection with the substitution of a Deleted Mortgage Loan pursuant to Section 2.03 during the calendar month preceding the month of such Distribution Date and (vi) on the Distribution Date on which the Trust is to be terminated in accordance with this Agreement, that portion of the Termination Price in respect of principal on the related Mortgage Loans.

(c)

Section 3.16 of the Pooling and Servicing Agreement is amended by deleting sub-section (a) in its entirety and replacing it with the following:

(a)

The Servicer shall use its commercially reasonable efforts consistent with the servicing standards set forth in Section 3.01, to foreclose upon or otherwise comparably convert the ownership of properties securing such of the Mortgage Loans as come into and continue in default and as to which no satisfactory arrangements can be made for collection of Delinquent payments pursuant to Section 3.07.  The Servicer shall be responsible for all costs and expenses incurred by it in any such proceedings; provided, however, that such costs and expenses will be recoverable as Servicing Advances or Nonrecoverable Servicing Advances by the Servicer as contemplated in Section 3.11 and Section 3.23.  The foregoing is subject to the provision that, in any case in which a Mortgaged Property shall have suffered damage from an Uninsured Cause, the Servicer shall not be required to expend its own funds toward the restoration of such property unless it shall determine in its sole and absolute discretion that such restoration will increase the proceeds of liquidation of the related Mortgage Loan after reimbursement to itself for such expenses.

(d)

Section 3.26 of the Pooling and Servicing Agreement is amended by deleting sub-section (a) in its entirety and replacing it with the following:

(a)

On the Closing Date, the Trustee shall establish an account (the “Group 1 Net WAC Reserve Fund”), which shall be an Eligible Account.  The Depositor will deposit, or cause to be deposited, into the Group 1 Net WAC Reserve Fund, $1,000.  On each Distribution Date as to which there is Net WAC Rate Carryover Amount for any Class of Group 1 Certificates, the Trustee is hereby directed to, and shall therefore, deposit into the Group 1 Net WAC Reserve Fund an amount equal to the Net WAC Rate Carryover Amount for each affected Class of Group 1 Certificates pursuant to Section 4.01(a)(3)(v).  Such Net WAC Rate Carryover Amounts shall be paid (i) first, to the Class AF Certificates, pro rata, based on their respective Net WAC Rate Carryover Amounts and (ii) to the Class MF Certificates, sequentially according to their numeric order in each case up to an amount equal to their respective Net WAC Rate Carryover Amounts.  If no Net WAC Rate Carryover Amount is payable on a Distribution Date, the Trustee shall deposit into the Group 1 Net WAC Reserve Fund the Group 1 Required Net WAC Reserve Fund Deposit.  For federal and state income tax purposes, the Class C Certificateholders will be deemed to be the owners of the Group 1 Net WAC Reserve Fund and all amounts deposited into the Group 1 Net WAC Reserve Fund.  Any monies held in the Group 1 Net WAC Reserve Fund in excess of the Group 1 Required Net WAC Reserve Fund Deposit on any Distribution Date shall be distributed to the Class C Certificateholders.  Amounts held in the Group 1 Net WAC Reserve Fund and not distributed on any Distribution Date shall remain uninvested.  Upon the termination of the Trust Fund, or the payment in full of the Group 1 Certificates, all amounts remaining on deposit in the Group 1 Net WAC Reserve Fund will be distributed to the Class C Certificateholders or their designees.  The Group 1 Net WAC Reserve Fund will be part of the Trust Fund but not part of any REMIC and any payments to the Group 1 Certificates of Net WAC Rate Carryover Amounts with respect to any Class of Group 1 Certificates will not be payments with respect to a “regular interest” in a REMIC within the meaning of Code Section 860G(a)(1).

(e)

Section 3.27 of the Pooling and Servicing Agreement is amended by deleting sub-section (a) in its entirety and replacing it with the following:

(a)

On the Closing Date, the Trustee shall establish an account (the “Group 2 Net WAC Reserve Fund”), which shall be an Eligible Account.  The Depositor will deposit, or cause to be deposited, into the Group 2 Net WAC Reserve Fund, $1,000.  On each Distribution Date as to which there is Net WAC Rate Carryover Amount for any Class of Group 2 Certificates, the Trustee is hereby directed to, and shall therefore, deposit into the Group 2 Net WAC Reserve Fund an amount equal to the Net WAC Rate Carryover Amount for each affected Class of Group 2 Certificates pursuant to Section 4.01(b)(3)(v).  Such Net WAC Rate Carryover Amounts shall be paid (i) first, to the Class AV Certificates, pro rata, based on their respective Net WAC Rate Carryover Amounts and (ii) to the Class MV Certificates, sequentially according to their numeric order in each case up to an amount equal to their respective Net WAC Rate Carryover Amounts.   If no Net WAC Rate Carryover Amount is payable on a Distribution Date, the Trustee shall deposit into the Group 2 Net WAC Reserve Fund the Group 2 Required Net WAC Reserve Fund Deposit.  For federal and state income tax purposes, the Class C Certificateholders will be deemed to be the owners of the Group 2 Net WAC Reserve Fund and all amounts deposited into the Group 2 Net WAC Reserve Fund.  Any monies held in the Group 2 Net WAC Reserve Fund in excess of the Group 2 Required Net WAC Reserve Fund Deposit on any Distribution Date shall be distributed to the Class C Certificateholders.  Amounts held in the Group 2 Net WAC Reserve Fund and not distributed on any Distribution Date shall remain uninvested.  Upon the termination of the Trust Fund, or the payment in full of the Group 2 Certificates, all amounts remaining on deposit in the Group 2 Net WAC Reserve Fund will be distributed to the Class C Certificateholders or their designees.  The Group 2 Net WAC Reserve Fund will be part of the Trust Fund but not part of any REMIC and any payments to the Group 2 Certificates of Net WAC Rate Carryover Amounts with respect to any Class of Group 2 Certificates will not be payments with respect to a “regular interest” in a REMIC within the meaning of Code Section 860G(a)(1).

SECTION 3.  Effect of Amendment.

Upon execution of this Amendment, the Pooling and Servicing Agreement shall be, and be deemed to be, modified and amended in accordance herewith and the respective rights, limitations, obligations, duties, liabilities and immunities of the Depositor, the Seller, the Servicer and the Trustee shall hereafter be determined, exercised and enforced subject in all respects to such modifications and amendments, and all the terms and conditions of this Amendment shall be deemed to be part of the terms and conditions of the Pooling and Servicing Agreement for any and all purposes.  Except as modified and expressly amended by this Amendment, the Pooling and Servicing Agreement is in all respects ratified and confirmed, and all the terms, provisions and conditions thereof shall be and remain in full force and effect.  The Trustee does not make any representation or warranty as to validity or sufficiency of this Amendment.

SECTION 4.  Effective Date.

This Amendment is effective retroactively as of the Closing Date, March 13, 2007.

SECTION 5.  Binding Effect.

The provisions of this Amendment shall be binding upon and inure to the benefit of the respective successors and assigns of the parties hereto, and all such provisions shall inure to the benefit of the Depositor, the Seller, the Servicer, the Trustee and the Trust Oversight Manager.

SECTION 6.  Governing Law.

This Amendment shall be construed in accordance with the substantive laws of the State of New York (without regard to conflict of law principles) and the obligations, rights and remedies of the parties hereto shall be determined in accordance with such laws.

SECTION 7.  Severability of Provisions.

If any one or more of the provisions or terms of this Amendment shall be for any reason whatsoever held invalid, then such provisions or terms shall be deemed severable from the remaining provisions or terms of this Amendment and shall in no way affect the validity or enforceability of the other provisions or terms of this Amendment.

SECTION 8.  Section Headings.

The section headings herein are for convenience of reference only, and shall not limit or otherwise affect the meaning hereof.

SECTION 9.  Counterparts.

This Amendment may be executed in several counterparts, each of which shall be an original and all of which shall constitute but one and the same instrument.

[signature pages follow]

IN WITNESS WHEREOF, the Depositor, the Seller, the Servicer, the Trustee and the Trust Oversight Manager have caused their names to be signed hereto by their respective officers thereunto duly authorized as of the day and year first above written.

J.P. MORGAN ACCEPTANCE

J.P. MORGAN MORTGAGE

CORPORATION I, as Depositor

ACQUISITION CORP., as Seller

By:  /s/ Paul H. White

By:  /s/ Paul H. White

Name:  Paul H. White

Name:  Paul H. White
Title:  Vice President

Title:  Vice President

JPMORGAN CHASE BANK,

DEUTSCHE BANK NATIONAL

NATIONAL ASSOCIATION,

TRUST COMPANY, as Trustee

as Servicer

By:  /s/Barbara Tenorio

By:  /s/Mei Nghia

Name:  Barbara Tenorio

Name:  Mei Nghia
Title:  Assistant Vice President

Title: Authorized Signer

PENTALPHA SURVEILLANCE LLC,

as Trust Oversight Manager

By:  /s/Jill Gilbert Callahan

Name: Jill Gilbert Callahan

Title: President

Consented to by:

JPMORGAN CHASE BANK,

NATIONAL ASSOCIATION, as Swap Provider

By:  /s/Robert Mock

Name:  Robert Mock

Title:  ED